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                                                                    EXHIBIT 10.1

                             FIRST AMENDMENT TO THE
                              EMPLOYMENT AGREEMENT
                               OF JAMES P. ALAMPI

         This First Amendment to the Employment Agreement is made as of March 23, 1998 between Insurance Auto Auctions, Inc., an Illinois corporation (the "Company"), and James P. Alampi ("Executive").

         WHEREAS, Insurance Auto Auctions, Inc., a California corporation and the predecessor by merger to the Company, and Executive have previously entered into an Employment Agreement dated as of March 11, 1996 (the "1996 Agreement") which sets forth the terms and conditions of the employment of Executive by the Company; and

         WHEREAS, the Company has entered into Change of Control and Employment Agreements (the "Change of Control Agreements") with certain executive officers of the Company other than Executive in order to assure that the Company will have the continued dedication thereof, notwithstanding the possibility, threat or occurrence of a change of control (as defined therein) of the Company, and to provide each such executive officer with compensation and benefit arrangements upon a change of control which ensure that the compensation and benefits expectations of such executive officer will be satisfied; and

         WHEREAS, the Company desires to amend the 1996 Agreement to provide that upon a Change in Control (as defined in the 1996 Agreement as herein amended), Executive will be entitled to certain of the benefits provided to the other executive officers pursuant to their Change of Control Agreements.

         NOW, THEREFORE, the Company and Executive hereby agree to amend the 1996 Agreement as follows:

         1. The 1996 Agreement is hereby amended by deleting Paragraph 3(c) in its entirety and adding a new Paragraph 3(c) to read as follows:

                  (c) Severance Benefits For Termination Following a Change in Control. If Executive's employment with the Company terminates by reason of Executive's Involuntary Termination (as defined below) or termination by the Company without Cause (as defined above), Executive shall be entitled to receive each of the following:

                  (i) The Company shall pay Executive, in a lump sum in cash within 30 days after his date of termination, an amount equal to two times his Current Compensation.

                  (ii) The Company shall continue to provide, for 18 months after Executive's termination of the employment, benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (the "Company Welfare Plans") if Executive's employment had not been terminated, provided, however, that such benefits shall be continued only to the extent permissible under the terms of such Company Welfare Plans and applicable law. If any of the Company's Welfare Plans do not permit continued participation by Executive and his family after Executive's termination of employment, the Company shall reimburse Executive for the cost of obtaining comparable coverage from a third-party insurer. If during the 18-month period

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         described herein Executive is reemployed by another employer, the rights of Executive and his family to receive benefits under any Company Welfare Plan shall terminate on the date he and his family become eligible to receive comparable benefits from such employer. If, at the end of the 18-month period described herein, Executive is receiving medical benefits under the Company's medical plan and is not employed by another employer, the Company shall continue to provide medical benefits to Executive and/or Executive's family pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), and for such purpose, the end of such 18-month period shall be considered the date of the "qualifying event" as such term is defined by COBRA, provided, however, that if Executive is receiving medical benefits from a third-party insurer pursuant to this clause (ii), and is not then employed by another employer, the Company shall reimburse Executive for the portion of the cost of such medical benefits equal to the excess of the cost charged by the third-party insurer over the amount that would have been paid by Executive under COBRA for continued coverage under the Company's medical plan during the COBRA period.

                  (iii) The Company shall continue, for 18 months after Executive's termination of employment, Executive's participation as an active employee in any excess or supplemental pension or retirement plan maintained by the Company in which Executive participated as of his termination of employment.

                  (iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

                  (v) All of Executive's outstanding stock options to purchase Company common stock shall accelerate and become fully exercisable.

         The payments made and benefits provided pursuant to this Paragraph 3(c) will be in lieu of any other salary continuation benefits offered by the Company pursuant to any plan, program, policy or practice that may be in effect.

         2. Paragraph 3(d)(i) of the 1996 Agreement is hereby amended by adding a new subparagraph (D) to the definition of Change in Control to read as follows:

                  (D) Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         3. Paragraph 3(d)(iii) of the 1996 Agreement is hereby amended by adding two new sentences to the end thereof to read as follows:

         For purposes of this Paragraph 3(d)(iii), Executive's Involuntary Termination shall include Executive's voluntary termination prior to the date on which a Change in Control occurs, if the Change in Control occurs and it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection

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         with or anticipation of the Change in Control. Any good faith determination of Involuntary Termination made by Executive shall be conclusive.

         4. The 1996 Agreement is hereby further amended by deleting Paragraph 10 in its entirety and adding a new Paragraph 10 to read as follows:

                  10.      Excise Tax.

                  (a) Gross-Up Payment.In the event a Change in Control shall occur, and a determination is made by legislation, regulation, ruling directed to Executive or the Company, or court decision that the aggregate amount of any payment made to Executive hereunder, or pursuant to any plan, program or policy of the Company in connection with, on account of, or as a result of, such Change in Control (the Total Payments) will be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor section thereof, Executive shall be entitled to receive from the Company, in addition to any other amounts payable thereunder, a lump sum payment (the "Gross-Up Payment"), sufficient to cover the full cost of such excise taxes and Executive's federal, state and local income and employment taxes on this additional payment so that the net amount retained by Executive, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. Such amount shall be payable to Executive as soon as may be reasonably practicable after such final determination is made.

                  (b) Determination. Executive and the Company shall mutually and reasonably determine whether or not such determination has occurred, whether any appeal to such determination should be made and the amount of the Gross-Up Payment to be made to Executive. Prior to the making of any such Gross-Up Payment, either party may request a determination as to the amount of such Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company's expense, by independent tax counsel selected by Executive and approved by the Company (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. The Company shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at the Company's expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term "independent tax counsel" as used herein shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party.

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         5.       The 1996 Agreement is hereby further amended by adding a new
 Paragraph 12 thereto to read as follows:

                  12.      Full Settlement.

                  (a) Except as set forth in Paragraph 5 above, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

                  (b) The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses, including any arbitration related fees and expenses, which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided that such contest results from any action by the Company or Executive or others either (i) in connection with a Change in Control or (ii) during the period ending two years following such Change in Control. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to recover legal fees or expenses, including any arbitration related fees and expenses, incurred in connection with any contest in which Executive is found to have breached Paragraph 5 of this Agreement.

         AND FURTHER, The Company and Executive hereby agree that the following provisions shall apply to this First Amendment:

                  (a) Amendment. Any provisions of this First Amendment may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by written consent of (i) as to the Company, only by a member of the Company's Board of Directors, and (ii) as to Executive, only by Executive. Such amendment or waiver shall be binding upon the Company and Executive and their successors and assigns.

                  (b) Governing Law. This First Amendment and all disputes and suits related thereto will be governed, construed, and interpreted in accordance with the laws of the State of Illinois applicable to contracts entered into and to be performed wholly within that state by residents of that state.

                  (c) Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         AND FURTHER, the Company and Executive hereby agree that, except as amended hereby, the 1996 Agreement shall continue in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this First Amendment as of the date first written above.

                                    EXECUTIVE


                                    /s/ James P. Alampi
                                    -------------------------------------------
                                    James P. Alampi


                                    INSURANCE AUTO AUCTIONS, INC.


                                    By:      /s/ Susan B. Gould
                                        ----------------------------------------
                                    Its:     Chairman of the Compensation
                                        ----------------------------------------
                                             Committee of the Board of Directors
                                        ----------------------------------------



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